Exhibit 10.1

Fairway Letterhead

January 8, 2014

Mr. Howard Glickberg
c/o Fairway Group Holdings Corp.
2284 12th Avenue
New York, New York 10027

Dear Mr. Glickberg:

Reference is made to (i) that certain Amended and Restated Employment Agreement, dated as of December 29, 2011 (the “Employment Agreement”), by and between Fairway Group Holdings Corp., a Delaware corporation (the “Company”), and Howard Glickberg (“Executive”), (ii) that certain Restricted Stock Unit Agreement, dated as of April 22, 2013, by and between the Company and Executive (the “RSU Agreement”) and (iii) that certain Option Agreement, dated as of April 22, 2013, by and between the Company and Executive (the “Option Agreement”).

This letter agreement confirms our understanding that, effective January 1, 2014:

1.             Section 2 of the Employment Agreement is hereby amended to read in its entirety as follows:

“The initial term of employment under this Agreement shall begin on the date hereof and shall continue until January 18, 2016, subject to prior termination in accordance with the terms hereof (the “Initial Term”); provided, however, that the Initial Term shall be automatically extended for two successive additional periods of one (1) year (each such one-year period, an “Additional Term”), unless either party shall have given written notice to the other party of non-extension at least (i) six (6) months prior to the end of the Initial Term or (ii) sixty (60) days prior to the end of the then applicable Additional Term; and provided, further, that after the end of the second Additional Term the Company may in its sole discretion elect to extend the term of this Agreement for successive additional periods of one (1) year each (each such one-year period, an “Elective Additional Term”) by giving Executive written notice of such extension at least sixty (60) days prior to the end of the second Additional Term or the then applicable Elective Additional Term (the Initial Term, any Additional Term and any Elective Additional Term collectively, the “Employment Term”); and provided further that Executive may elect not to accept the Company’s written election to extend of the term of this Agreement, in which event this Agreement shall expire at the end of the second Additional Term or the then applicable Elective Additional Term.”

2.             Section 3(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

“As compensation for the employment services to be rendered by Executive hereunder, including all services as an officer or director of any member of the Fairway Group, the Company agrees to pay, or cause to be paid, to Executive, and Executive agrees to accept, an initial annual salary of $1,350,000 (the “Annual Salary”), which shall not be subject to reduction.  Executive’s Annual Salary hereunder for the remaining years of employment shall be determined by the Board of Directors in its sole discretion, but shall not in any year be reduced below the rate for the previous year.  The Annual Salary shall be paid as follows:  $600,000 of the Annual Salary shall be paid in cash payable in equal installments in accordance with Company payroll practices then in existence, and the remainder (i.e., the difference between his then Annual Salary and $600,000) shall be paid in equal quarterly installments on the last business day of each calendar quarter through the issuance, under the Company’s 2013 Long-Term Incentive Plan, of that number of restricted stock units determined by dividing the quarterly installment by the closing price of the Company’s Class A common stock on the last business day of the calendar quarter as reported by the exchange on which the Company’s Class A common stock is then listed.  The restricted stock units shall be immediately vested, but shares of Class A common stock will not be issued in settlement of the restricted stock units until the first anniversary of the date of issuance of the restricted stock unit then being settled, it being understood that the shares will be issued on the first anniversary of the date of issuance even if Executive is no longer an employee of the Company on such date.”

3.             All references to “January 18, 2015” in Sections 8(d) and 8(e) of the Employment Agreement are hereby deleted and replaced by “January 18, 2016”.

4.             Section 2 of the RSU Agreement is hereby amended to read in its entirety as follows:

“Except as otherwise provided by this Agreement and the Plan, the RSUs covered by this Agreement shall become vested on April 22, 2016, subject to the Participant’s continuous employment or other service with the Company through that date.  Notwithstanding the foregoing,

(A) all unvested RSUs shall become immediately vested in the event Participant becomes entitled to receive Severance Payments (as such term is defined in that certain Amended and Restated Employment Agreement, dated as of December 29, 2011, by and between the Company and Participant (the “Employment Agreement”)) from the Company pursuant to Section 8(f) of the Employment Agreement as a result of (a) the termination of Executive’s employment (i) by the Company without justifiable cause (other than due to disability or death) or (ii) by Participant for good reason or (iii) the Company’s failure to renew the Employment Agreement, provided that in each such case Participant has delivered the release contemplated by the last paragraph of Section 8(f) of the Employment Agreement; and

(B) in the event Participant’s employment is terminated as a result of Participant’s death pursuant to Section 8(d) of the Employment Agreement or Participant’s disability pursuant to Section 8(e) of the Employment Agreement, the number of unvested RSUs that vest shall be equal to the product determined by multiplying the number of unvested RSUs by a fraction, the numerator of which is the number of days from April 22, 2013 to the date of death or disability, as applicable, and the denominator of which is 1096.”

5.             Section 4 of the Option Agreement is hereby amended to read in its entirety as follows:

“Except as otherwise provided by this Agreement and the Plan, the Option will become vested in four equal annual installments commencing on the first anniversary of the Effective Date, subject to the Participant’s continuous employment or other service with the Company through the applicable vesting date.  Notwithstanding the foregoing,

(A) all unvested Options shall become immediately vested in the event Participant becomes entitled to receive Severance Payments (as such term is defined in that certain Amended and Restated Employment Agreement, dated as of December 29, 2011, by and between the Company and Participant (the “Employment Agreement”)) from the Company pursuant to Section 8(f) of the Employment Agreement as a result of (a) the termination of Executive’s employment (i) by the Company without justifiable cause (other than due to disability or death) or (ii) by Participant for good reason or (ii) the Company’s failure to renew the Employment Agreement, provided that in each such case Participant has delivered the release contemplated by the last paragraph of Section 8(f) of the Employment Agreement; and

(B) in the event Participant’s employment is terminated as a result of Participant’s death pursuant to Section 8(d) of the Employment Agreement or Participant’s disability pursuant to Section 8(e) of the Employment Agreement, the number of unvested Options that vest shall be equal to the product determined by multiplying 12,160 by a fraction, the numerator of which is the number of days from April 22, 2013 (if such termination occurs prior to April 22, 2014) or the number of days from the most recent Option vesting date (if such termination occurs on or after April 22, 2014) to, in each case, the date of death or disability, as applicable, and the denominator of which is 365 (366 in the period ended April 22, 2016).”

Except as set forth herein, all other terms and provisions of the Employment Agreement, the RSU Agreement and the Option Agreement remain unchanged and in full force and effect.  On and after the date hereof, each reference in the Employment Agreement, the RSU Agreement and the Option Agreement to “this Agreement”, “hereunder”, “hereof” or words of like import shall mean and be a reference to such agreement as amended or otherwise modified by this letter agreement, and each of the Employment Agreement, the RSU Agreement and the Option Agreement, as amended hereby, remain in full force and effect in accordance with its terms.

Very truly yours,

/s/ Herb Ruetsch

Herb Ruetsch
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Howard Glickberg
Howard Glickberg